UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2017

ZENERGY BRANDS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55771	20-8881686
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5851 Legacy Circle, Suite 600

Plano, Texas 75024

(Address of principal executive offices) (zip code)

(469) 626-5275

(Registrant’s telephone number, including area code)

ZENERGY BRANDS, INC.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

EMA Financial, LLC Financing

On December 13, 2017 (the “Original Issue Date”) the Company entered into the transaction set forth in the Loan Agreement (the “EMA Loan Agreement”) it entered into with EMA Financial, LLC (“EMA”) for the sale of the Company’s 12% original issue discount convertible notes in the aggregate principal amount of $137,500. Pursuant to the EMA Loan Agreement, the Company issued to EMA upon closing for a purchase price of $125,000: 9% Original Issue Discount 12% Convertible Note (the “EMA” 12% OID Note”) in the principal amount of $137,500 (the “Note”). The maturity date of the 12% OID Note is December 13, 2018. The EMA 12% OID Note funded on December 20, 2017. The holder of the EMA 12% OID Note has the right, at any time, to convert all or a portion of the principal amount of the note into shares of common stock of the Company at the conversion price. The conversion price shall equal the lower of: (i) the closing sale price of the Common Stock on the Principal Market on the Trading Day immediately preceding the Closing Date, and (ii) 60% of either the lowest sale price for the Common Stock on the Principal Market during the twenty (20) consecutive Trading Days including and immediately preceding the Conversion Date, or the closing bid price, whichever is lower, provided, however, if the Company’s share price at any time loses the bid (ex: 0.0001 on the ask with zero market makers on the bid on level 2), then the Conversion Price may, in the Holder’s sole and absolute discretion, be reduced to a fixed conversion price of 0.00001 (if lower than the conversion price otherwise), and provided, that if on the date of delivery of the Conversion Shares to the Holder, or any date thereafter while Conversion Shares are held by the Holder, the closing bid price per share of Common Stock on the Principal Market on the Trading Day on which the Common Shares are traded is less than the sale price per share of Common Stock on the Principal Market on the Trading Day used to calculate the Conversion Price hereunder, then such Conversion Price shall be automatically reduced such that the Conversion Price shall be recalculated using the new low closing bid price (“Adjusted Conversion Price”) and shall replace the Conversion Price above, and Holder shall be issued a number of additional shares such that the aggregate number of shares Holder receives is based upon the Adjusted Conversion Price, and provided, further, that the Conversion Price shall be subject to Section 1.2(b) below. For clarity, any shares required to be issued as a result of an Adjusted Conversion Price shall be deemed to be “Conversion Shares” under this Note. If an Event of Default under Section 3.9 of the Note has occurred, Holder, in its sole discretion, may elect to use a Conversion Price which shall equal the lower of: (i) the closing sale price of the Common Stock on the Principal Market on the Trading Day immediately preceding the Closing Date; (ii) 60% of either the lowest sale price or the closing bid price, whichever is lower for the Common Stock on the Principal Market during any Trading Day in which the Event of Default has not been cured. The Company may prepay the EMA note subject to a prepayment factor. The prepayment factor shall equal one hundred and fifty percent (150%), provided that such Prepayment factor shall equal one hundred and thirty five percent (135%) if the optional prepayment date occurs on or before the date which is ninety (90) days following the issue date.

The Company agreed to satisfy the current public information requirements under SEC Rule 144(c), among other things. The EMA 12% OID Notes are not convertible to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon conversion of the EMA 12% OID Notes or otherwise would result in the beneficial ownership by holder of more than 4.9% of the Company’s then outstanding common stock. This ownership limitation can be increased or decreased by the holder upon 61 days notice to the Company. Further, the holder of the EMA 12% OID Notes may not convert the note if such conversion would cause the holder’s beneficial ownership of the Company’s outstanding common stock to exceed 9.9%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENERGY BRANDS, INC.

Dated: December 20, 2017	By:	/s/ Alex Rodriguez
Alex Rodriguez
President and Chief Executive Officer